EXHIBIT 4.9

Dated           December 2008

THE ROYAL BANK OF SCOTLAND GROUP PLC

and

BANCO SANTANDER, S.A.

and

FORTIS BANK NEDERLAND (HOLDING) N.V.

and

THE STATE OF THE NETHERLANDS

and

RFS HOLDINGS B.V.

DEED OF ACCESSION

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(RJYT)
CD083580066

THIS DEED is made on          December 2008 between:

(1)	THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated in Scotland (registered no. SC45551), whose registered office is at 36 St Andrew Square, Edinburgh, EH2 2YE (“RBS”);

(2)
BANCO SANTANDER S.A. (formerly known as Banco Santander Central Hispano, S.A.), a company incorporated in Spain (registered at the Cantabria Commercial Registry), whose registered office is at Paseo de Pereda 9-12, Santander, Spain (“Santander”);

(3)
FORTIS BANK NEDERLAND (HOLDING) N.V., a company incorporated in The Netherlands (registered no. 30080248), whose registered office is at  Prins Bernhardplein 200, 3584 BA, Utrecht, The Netherlands (“FBNH”);

(4)
THE STATE OF THE NETHERLANDS (De Staat der Nederlanden) having its seat at The Hague, The Netherlands, represented by the Minister of Finance, Korte Voorhout 7, The Hague, The Netherlands (the “State”); and

(5)	RFS HOLDINGS B.V., a company incorporated in The Netherlands (registered no. 34273228), whose registered office is at Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands (the “Company”).

Whereas:

(A)
On 28 May 2007, RBS, Santander, Fortis and the Company entered into a consortium and shareholders’ agreement relating to the Investors’ investment in the Company and the parties then supplemented and amended that agreement on 17 September 2007 and 26 August 2008 by entering into supplemental agreements (that agreement as subsequently supplemented and amended from time to time, the “CSA”).

(B)	By virtue of a deed of accession dated 26 July 2007 (and following its acquisition of shares in the Company), FBNH agreed to adhere to the provisions of the CSA.

(C)
On 3 October 2008, the State acquired the entire issued ordinary share capital of FBNH.  It is proposed that, in December 2008 or as soon as reasonably possible thereafter, FBNH will transfer its shares in the Company to the State.

(D)	The parties wish to establish the basis on which the State will become a party to the CSA and on which they intend that Fortis and FBNH will cease to be a party to the CSA.

(E)
In addition, the parties have agreed that they wish to, where appropriate, restrict, amend or extend the provisions of the CSA so as to encompass: (i) the fact that members of the Retained Group and the Acquired Companies should cease to benefit from the indemnities granted by the Investors in paragraph 7.1 of Part 1 of Schedule 3 to the CSA once they no longer form part of the Retained Group, the ABN AMRO Group or the relevant Investor’s Group (which shall mean, in the case of RBS, the Wider RBS Group), as applicable; (ii) indemnification by the Investors in their Consortium

Proportions of each member of the Retained Group (whilst such member remains part of the Retained Group) and the other Investors and members of their respective Groups – which shall mean, in the case of RBS, the Wider RBS Group – (including their Acquired Companies whilst such Acquired Companies are members of the ABN AMRO Group or the relevant Investor’s Group) as regards Liabilities that relate to the Retained Business; and (iii) certain changes to the third party rights provisions in Clause 20.11 of the CSA.

Now this Deed witnesseth and it is hereby agreed with and for the benefit of each party to the CSA and each party who becomes a party to the CSA after the date of this Deed:

1.	Definitions and Interpretations

1.1	Definitions

In this Deed (including the Recitals and Schedules hereto), unless the subject or context otherwise requires, words defined in the CSA shall have the same meanings when used herein and:

"Closing Date” means 3 October 2008; and

“Wider RBS Group” means, in relation to RBS, its holding companies, subsidiaries and subsidiary undertakings and subsidiaries or subsidiary undertakings of such holding companies from time to time.

In addition, in this Deed and for the purposes of the CSA generally, the terms “Group”, “holding company” and other terms of similar import, when used in connection with the State, shall be construed as if the State were a company. Further, the parties agree that the term "Group" in the articles of association of the Company when used in connection with the State, shall also be construed as if the State were a company.

1.2	Interpretation

The provisions of Clause 1 of the CSA shall apply to this Deed mutatis mutandis.

1.3	Headings

Headings shall be ignored in the construction of this Deed.

2.	Undertakings of the State

2.1
The State undertakes, for the benefit of the Company, RBS and Santander, that it will, with effect from the Closing Date, assume, perform and comply with each of the obligations of Fortis and FBNH under the CSA as if it had been a party to the CSA at the date of execution thereof and been named in it as an Investor.  Each of the Company, RBS and Santander may enforce the terms of this Clause 2.

2.2	Without prejudice to the generality of Clause 2.1:

(A)	the State undertakes to procure that, for so long as FBNH remains a shareholder of the Company and except with the consent of RBS and and Santander, the entire issued ordinary share capital of FBNH will at all times be held and beneficially owned by the State (directly or indirectly) and the State will at all times be able to control the exercise of all the voting rights in FBNH;

(B)
it is agreed that all understandings which were reached on or before the Closing Date between RBS, Santander, Fortis and FBNH concerning the implementation of the CSA, the restructuring of the ABN AMRO Group and the implementation of the Transitional Plan and all decisions made on or before the Closing Date by the board and shareholders of the Company (including in relation to shareholder distributions) should be honoured (including the understanding that after the Restructuring RBS will be the owner of ABN AMRO and ABN AMRO Bank).  RBS, Santander, FBNH and the State agree to do everything they can to implement such understandings and decisions.

2.3	It is acknowledged that the understandings and decisions referred to in Clause 0 are, so far as material, those referred to in:

(A)	the document entitled “CFO Issues” which appears as the Appendix to this Deed; and

(B)
the minutes of the meetings of the boards of directors and shareholders of the Company, ABN AMRO and ABN AMRO Bank, including the minutes of the meetings of the Transition Management Committee of the boards of ABN AMRO and ABN AMRO Bank, together with those understandings and decisions which are consistent with the understandings and decisions referred to above and which have been reached as a direct consequence of such understandings and decisions.

2.4
It is further acknowledged that the parties anticipate reaching further understandings and decisions of the type referred to in Clause 0 following the date of this Deed.  These understandings and decisions are expected to include, without limitation, further agreements in relation to financial matters agreed by the Chief Financial Officers (or equivalent) of the Investors pursuant to the principles of the CSA and agreement on the terms of a Litigation Management Agreement and on various tax matters outstanding between RBS, Fortis and FBNH.  All such understandings and decisions will be treated as subject to Clause 0.

2.5
It is agreed between the parties that in respect of the understandings and decisions referred to in the section entitled “GALM” in the document entitled “CFO Issues” which appears as the Appendix to this Deed, they shall take all reasonable steps within their power (including, without limitation, passing all necessary shareholder resolutions of the Company) with a view to ensuring that those understandings and decisions are accounted for in the books of the Company prior to 31 December 2008.

2.6
Notwithstanding Clause 2.5 above, it is understood between the parties that until the day falling three months from the date of this Deed any of the understandings and decisions referred to in the section entitled “GALM” in the document entitled “CFO Issues” which appears as the Appendix to this Deed may be revisited if they are found to reflect manifest errors of fact and that the parties shall, acting reasonably, take steps to agree suitable adjustments in any such case.

2.7
Each of the State and FBNH shall indemnify each of the other Investors and the Company (and the members of their respective Groups) against all Liabilities which may arise or be incurred by them as a result of any failure by the State or FBNH (as applicable) to obtain any regulatory or other third party consents required by it for:

(A)	the State’s acquisition of the entire issued ordinary share capital of FBNH; and

(B)	the State’s proposed acquisition of the shares in the Company held by FBNH.

2.8
It is acknowledged that, for the purposes of this Deed, De Nederlandsche Bank and the Dutch tax authorities do not form part of the State.  Accordingly, obligations assumed by the State in this Deed are not also assumed by De Nederlandsche Bank and/or the Dutch tax authorities.  In addition, where the State undertakes a procurement obligation (either in this Deed or in the CSA), such obligation does not imply a requirement to cause De Nederlandsche Bank or the Dutch tax authorities to take, or omit to take, any particular action, and requires the State to use only its powers as shareholder in FBNH or the Company (as the case may be) and not its legislative or other powers.

2.9
The parties acknowledge and agree that in relation to rights that the State may have under the provisions of Part 11 of Schedule 3 to the CSA, the parties shall apply the principles established out of discussions amongst the Chief Financial Officers of the State, RBS and Santander and/or their delegates as recorded in the minutes of the meetings amongst the said Chief Financial Officers and/or their delegates dated 6 November 2008, 12 November 2008, 27 November 2008, 4 December 2008, 11 December 2008 and 17 December 2008.

3.	Rights of the State

Subject as set out in this Deed, there shall be accorded to the State with effect from the Closing Date all the rights of Fortis under the CSA as if the State had been a party to the CSA at the date of execution thereof and had been named in it as an Investor.

4.	Rights and Obligations of Fortis

4.1
On 3 October 2008, the State agreed with Fortis that it would assume the position of Fortis under the CSA. It is the intention of the parties that, subject to Clause 0 and with effect from the Closing Date:

(A)	Fortis should be released from all undertakings, obligations, Liabilities and indemnities it has entered into, assumed or granted under the CSA;

(B)	neither Fortis nor any of its subsidiaries or subsidiary undertakings should have any rights under the CSA; and

(C)	Fortis should no longer be considered a party to the CSA nor shall it have any other rights under the Articles.

4.2	Notwithstanding Clause 0, it is the intention of the parties that Fortis should, vis a vis the State:

(A)
continue to be responsible for, and to comply with, all undertakings, obligations, Liabilities and indemnities it has entered into, assumed or granted under the CSA insofar as they relate to Fortis Acquired Businesses which were separated from the ABN AMRO Group and transferred to Fortis prior to the Closing Date; and

(B)
continue to be responsible for any breach by it of its obligations under the CSA prior to the Closing Date (save for any breach arising in connection with the acquisition by the State of the entire issued ordinary share capital of FBNH).

In addition, it is the intention of the parties that Fortis should continue to have rights against the State (and the State only) under paragraph 7.1 of Part 1 of Schedule 3 to the CSA insofar as it relates to Fortis Acquired Businesses which were separated from the ABN AMRO Group and transferred to Fortis prior to the Closing Date. In turn, the State (and the State only) will be able to exercise such rights against the other Investors.

4.3
The State shall use all reasonable endeavours to procure the entry by Fortis into arrangements which are legally binding on all parties to the CSA and are consistent with the position described in Clauses 0 and 0.

4.4
Following the proposed transfer by FBNH to the State of its shares in the Company, the position as described in Clauses 0 and 0 will apply mutatis mutandis to FBNH (save that it shall be legally binding and that the indemnities in Clauses 2.7 and 4.6 shall apply to FBNH notwithstanding Clause 4.1).  For this purpose, the “Closing Date” shall be the date on which FBNH transfers its shares in the Company to the State.

4.5
The State shall indemnify each of the other Investors and the Company (and the members of their respective Groups) and each of the directors of the Company against all Liabilities which may arise or be incurred by them as a result of any claim made after the Closing Date by Fortis, FBNH or any member of their respective Groups or any receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or any similar or analogous officer or official in any jurisdiction to be entitled to any rights under the CSA.

4.6
The State and FBNH shall jointly and severally indemnify each of the other Investors, the Company (and the members of their respective Groups) and each of the directors of the Company against all Liabilities which may arise or be incurred by them as a result of:

(A)	any court decision that the acquisition of the entire issued ordinary share capital of FBNH by the State was unlawful or otherwise improperly effected;

(B)	any court decision that the proposed acquisition by the State of the shares in the Company held by FBNH is unlawful or otherwise improperly effected; and

(C)	any claims, actions or proceedings instituted (whether by shareholders in Fortis or otherwise) in relation to the acquisition of the entire issued ordinary share capital of FBNH by the State or in relation to the proposed acquisition by the State of the shares in the Company held by FBNH.

4.7
RBS, Santander and the Company undertake to provide the State with such assistance as it may reasonably require in order to comply with a court order of the type referred to in Clauses 0 and (B).  Any such assistance shall be provided at the cost of the State.

5.	Specific Additions and Amendments to the CSA

5.1
The parties agree that, for the purposes of the CSA generally, the term “Acquired Companies” shall be construed so as to include any companies established within the ABN AMRO Group for the purposes of acquiring Acquired Business Assets prior to their legal demerger as part of the Restructuring.

5.2	The parties agree that paragraph 7.1 of Schedule 3 – Part 1 to the CSA shall be supplemented such that:

(A)
after the words “each member of the Retained Group” in the first and second line of paragraph 7.1 of Schedule 3 - Part 1 to the CSA, there shall follow the words “(whilst such member remains part of the Retained Group)”;

(B)
after the words “their respective Groups” in the second line of paragraph 7.1 of Schedule 3 - Part 1 to the CSA, there shall follow the words “- being, for this purpose, in the case of RBS, the Wider RBS Group - ”;

(C)
after the words “(including, for this purpose, with effect from the Unconditional Date, their Acquired Companies” in the third line of paragraph 7.1 of Schedule 3 - Part 1 to the CSA, there shall follow the words “whilst such Acquired Companies are members of the ABN AMRO Group or the relevant Investor’s Group);” and

(D)	the following sentence shall be added at the end of paragraph 7.1 of Schedule 3 – Part 1 of the CSA:

“For the avoidance of doubt, the terms of this paragraph 7.1 of Schedule 3 – Part 1 shall not prevent any member of the Retained Group (whilst such member remains part of the Retained Group), an Investor or any member of its Group - being, for this purpose, in the case of RBS, the Wider RBS Group - from making a claim under this paragraph 7.1 of Schedule 3 – Part 1 in circumstances where it has disposed of a member of the Retained Group or part of the Retained Business or of an Acquired Company or any Acquired Business Assets to a third party and suffers a Liability under the terms of that disposal to the extent that the same relates to the Acquired Business Assets of another Investor.”

5.3	The parties agree that a new paragraph 7.7 shall be added to paragraph 7 of Schedule 3 – Part 1 to the CSA as set out in Schedule 1 to this Deed.

5.4	Clause 20.11 of the CSA shall be deleted in its entirety and replaced by a new Clause 20.11 as set out in Schedule 2 to this Deed.

5.5	Paragraph 3 of Schedule 3 – Part 7 to the CSA shall be deleted in its entirety and replaced by a new paragraph 3 as set out in Schedule 3 to this Deed.

5.6	Paragraph 4 of Schedule 3 - Part 7 to the CSA shall be deleted in its entirety and replaced by a new paragraph 4 as set out in Schedule 4 to this Deed.

5.7	The amendments referred to in Clauses 0 to 0 shall be deemed to have had effect as if made on the original execution of the CSA on 28 May 2007.

6.	Notices

The address and facsimile number designated by the State for the purposes of Clause 21 (Notices) of the CSA are:

Address:            Ministry of Finance
                                           Korte Voorhout 7/P.O.Box 20201
                                           2500 EE The Hague

Fax:                              +31 70 342 79 33

For the attention of:         Wouter Raab (Director), Rens Brocheler (Head)

7.	Assignment and Transfer

Each party to this Deed hereby acknowledges and agrees that it shall have no right to assign, transfer or in any way dispose of the benefit (or any part thereof) or the burden (or any part thereof) of this Deed without the prior consent of all the other parties to this Deed.

8.	Third Party Rights

Clause 0 of this Deed confers a benefit on the directors of the Company and subject to the remaining provisions of this clause is intended to be enforceable by the directors of the Company. Except as aforesaid and other than by any party to the CSA, no term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed. The provisions of this Deed may be rescinded or varied in any way and at any time by the parties to this Deed without the consent of the directors of the Company.

9.	Status of this Deed

Notwithstanding any other provision in this Deed, it is acknowledged that the CSA shall be amended as between the parties to this Deed and that no provision of it is intended to confer any rights (whether by virtue of any provision relating to third party rights or otherwise) on Fortis.

10.	General Provisions

The provisions of Clauses 10 (Representations and Warranties), 16 (Confidentiality and Announcements), 19 (Entire Agreement and Non Reliance), 20 (General) and 22

(Governing Law and Arbitration) of the CSA shall apply (mutatis mutandis) to this Deed as if expressly set out herein.

In witness whereof this Deed has been entered into the day and year first before written.

Schedule 1

“

7.7
Following the Unconditional Date each Investor shall, save to the extent that there is sufficient cash in or assets (which can be immediately realised) of the Retained Business in order to meet such Liabilities, severally indemnify each member of the Retained Group (whilst such member remains part of the Retained Group and the Wider RBS Group) and each of the other Investors and members of their respective Groups - being for this purpose, in the case of RBS, the Wider RBS Group - (including, for this purpose, with effect from the Unconditional Date, their Acquired Companies whilst such Acquired Companies are members of the ABN AMRO Group or the relevant Investor’s Group) in their Consortium Proportions against all Liabilities whensoever incurred, including, without limitation, Liabilities incurred:

7.7.1	prior to the Unconditional Date and remaining outstanding at the Unconditional Date;

7.7.2	after the Unconditional Date; or

7.7.3	otherwise,

to the extent that the same relate to the Retained Business.

For the avoidance of doubt, the terms of this paragraph 7.7 of Schedule 3 – Part 1 shall not prevent any member of the Retained Group (whilst such member remains part of the Retained Group and the Wider RBS Group), an Investor or any member of its Group - being, for this purpose, in the case of RBS, the Wider RBS Group - from making a claim under this paragraph 7.7 of Schedule 3 – Part 1 in circumstances where it has disposed of a member of the Retained Group or part of the Retained Business or an Acquired Company or any Acquired Business Assets to a third party and suffers a Liability under the terms of that disposal to the extent that the same relates to the Retained Business.”

Schedule 2

“20.11     Third Party Rights

20.11.1
The obligations of each Investor under the terms of this Agreement expressed to be owed to any member of the Retained Group may be enforced by each relevant member of the Retained Group whilst such member remains part of the Retained Group from time to time.

20.11.2
Obligations of the Company under the terms of this Agreement and expressed to be owed to an Investor may be enforced by that Investor and members of its Group (including, with effect from the Unconditional Date, its Acquired Companies whilst such Acquired Companies remain part of the ABN AMRO Group or the relevant Investor’s Group and, in the case of RBS, the Wider RBS Group).

20.11.3
The obligations of each Investor expressed to be owed to another Investor or members of its Group may be enforced by the relevant Investor or by members of its Group (including, with effect from the Unconditional Date, its Acquired Companies whilst such Acquired Companies remain part of the ABN AMRO Group or the relevant Investor’s Group and, in the case of RBS, the Wider RBS Group).

20.11.4
Except where expressly provided otherwise in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

20.11.5
Where, pursuant to the terms of this Agreement, a third party has been expressly granted rights under the Contracts (Rights of Third Parties) Act 1999, the consent of such third party shall not be required for the variation of this Agreement or the waiver of any provision in it.

20.11.6	Enforcement of third party rights in relation to this Agreement shall be in accordance with the provisions of Clause 22.2.”

Schedule 3

“3
The Company shall and, after the transfer to the State of the Fortis Acquired Business, the State shall procure that non-exclusive, royalty-free licences are granted to each other Investor and its Acquired Companies and to the Retained Group to use the ABN AMRO Trade Marks for a period of 24 months after the Unconditional Date and shall, subsequent to that date, consider - and not unreasonably withhold its consent to - any reasonable request by another Investor or an Acquired Company or the Retained Business for a new licence of the ABN AMRO Trade Marks, on the terms set out in this paragraph 3, for so long as is reasonably required by that Investor, Acquired Company or the Retained Business provided that the request shall be in the context of implementation of the Restructuring or any subsequent integration and on the further condition that the ABN AMRO Trade Marks shall not be used for a commercial purpose beyond that stated in Clause 5.1.2 (ii) of this Agreement, and provided that such use of the ABN AMRO Trade Marks will cease if and when it restricts the conduct of the business under such trade marks by the Fortis Acquired Business or FBNH.”

Schedule 4

“4
Any of the parties may at any time up to three years after the Unconditional Date give written notice that it wishes to have a licence (that unless otherwise specified shall be non-exclusive, royalty-free, world-wide and perpetual) to use a particular item of Intellectual Property (other than an ABN AMRO Trade Mark to which paragraph 3 above shall apply) in its business on a continuing basis notwithstanding that it may be owned or accounted for by another Acquired Business or the Retained Business. The parties shall then use their best endeavours to agree within the next 90 days following such notice the licensing (as between the RBS, Santander and Fortis Acquired Businesses and the Retained Business) of that item of Intellectual Property, with the intention that each of the RBS, Santander and Fortis Acquired Businesses and the Retained Business as currently operated by the ABN AMRO Group shall continue to operate without hindrance and for no additional consideration.  At a time more than three years after the Unconditional Date, a party may make a written request for a licence to use a particular item of Intellectual Property (other than an ABN AMRO Trade Mark to which paragraph 3 above shall apply) in the terms of this paragraph 4 and the parties agree that within 90 days following such notice that they shall negotiate in good faith any such request - with consent not being unreasonably withheld - so that each of the RBS, Santander and Fortis Acquired Businesses and the Retained Business as currently operated by the ABN AMRO Group shall continue to operate without hindrance and for no additional consideration.”

Executed as a deed by THE ROYAL BANK OF SCOTLAND GROUP PLC acting by its duly authorised signatory in the presence of:	) ) ) ) )	................................................. (Signature) ................................................. Name (block capitals)
Witness’s signature:

Name (print):

Occupation:

Address:

Executed as a deed by BANCO SANTANDER S.A. acting by its duly authorised signatory in the presence of:	) ) ) ) )	................................................. (Signature) ................................................. Name (block capitals)
Witness’s signature:

Name (print):

Occupation:

Address:

Executed as a deed by FORTIS BANK NEDERLAND (HOLDING) N.V. acting by its duly authorised signatory in the presence of:	) ) ) ) )	................................................. (Signature) ................................................. Name (block capitals)

Witness’s signature:

Name (print):

Occupation:

Address:

Executed as a deed by THE STATE OF THE NETHERLANDS acting by its duly authorised signatory in the presence of:	) ) ) ) )	................................................. (Signature) ................................................. Name (block capitals)

Witness’s signature:

Name (print):

Occupation:

Address:

Executed as a deed by RFS HOLDINGS B.V. acting by its duly authorised signatory in the presence of:	) ) ) ) )	................................................. (Signature) ................................................. Name (block capitals)

Witness’s signature:

Name (print):

Occupation:

Address:

APPENDIX